EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-125680 of our report dated February 10, 2005 relating to the WellCare Health Plans, Inc. consolidated financial statements as of December 31, 2004 and 2003, and for the years then ended and the five-month period ended December 31, 2002, and on the Predecessor’s combined financial statements for the seven-month period ended July 31, 2002, appearing in the Prospectus, which is part of such Registration Statement, and of our report dated February 10, 2005 relating to the financial statement schedules appearing elsewhere in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
Certified Public Accountants

Tampa, Florida
June 20, 2005